Exhibit 5.1

Rogelio J. Carrasquillo, Esq. Direct: 646-948-1880 Fax: 844-452-6958 E-mail: Roy@CarrasquilloLaw.com

January 16, 2020

VIA E-MAIL

Issuer Direct Corporation

One Glenwood Avenue Suite 1001

Raleigh, NC 27603

Re: SStartrade Tech, Inc. (the “Company”) Gentlemen:

We have been retained to advise and give our legal opinion on whether the 996,108 shares of Common Stock, par value $.0001 of the Company represented by certificate number SH.6476 (the “Bruno Shares”) held by Bruno Horn (“Bruno” or the “Seller”) are eligible for the exemption from registration under Rule 144 of the Securities Act of 1933 (“Rule 144”).

We have been informed by the Company that the Bruno Shares were purchased by Bruno on July 12, 2017 and that the Bruno Shares are fully paid and non-assessable and that such purchase and sale was duly authorized by the Company.

We have reviewed such matters and documents, and made such investigations, as we have deemed necessary to render the opinions set forth below, including, without limitation:

1.	The Securities Act of 1933, as amended (the “Act”);
2.	The Securities Exchange Act of 1934, as amended;
3.	Rule 144 of the Act;
4.	The filings with the OTC Markets Group (https://www.otcmarkets.com/stock/SSTT) pursuant to OTC’s Alternative Reporting Standards made by the Company; including the filing showing that Bruno is the CEO, CFO and Director of the Company; and
5.	Form 144 dated January 16, 2020 by Bruno Horn which states that he intends to sell 996,108 shares and that he has not sold any shares in the preceding 3 months.

Based upon and subject to the foregoing and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

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1.	Affiliate: Bruno is an “affiliate” of the Company. Rule 144 defines an affiliate as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.” After our investigation of the Company’s filings, it is our opinion that the Bruno as an officer and director of the Company is an affiliate of the Company. Due to the fact that Bruno is an affiliate of the Company, he is only able to sell up to 1% of the outstanding shares of the Company during any 90 day period. The current amount of shares outstanding is 99,610,855, 1% of which is 996,108 shares. As such, Bruno may not sell greater than 1% of the outstanding shares of the Company during any 90 day period in order to be in compliance with the affiliate resale limitations.

2.	Non-Reporting Issuer: The Company is not subject to the reporting requirements of Section 13 or 15(d) of the Act, as applicable. However, the Company does file reports with the OTC Markets Group (https://www.otcmarkets.com/stock/SSTT) pursuant to the OTC’s Alternative Reporting Standards. The most recent applicable reports filed by the Company is the quarterly report filed on November 20, 2019 and November 26, 2019 for the fiscal quarter ended September 30, 2019, which contains information pertaining to its principal address and contact information, total number of outstanding shares, the nature of the issuer’s business and services, and all other pertinent information. As such we are of the opinion that the reports filed by the Company with the OTC Markets Group (https://www.otcmarkets.com/stock/SSTT) pursuant to the OTC’s Alternative Reporting Standards constitutes “adequate current public information” concerning the Company and its securities.

3.	Shell Status: The exemption from registration under Rule 144 cannot be used if the issuer is a shell company or was a shell company at any point during the prior year. Rule 405 defines a shell company as a company with (A) no or nominal operations, and either (B) no or nominal assets, (C) assets consisting solely of cash and cash equivalents, or (D) assets consisting of any amount of cash and cash equivalents and nominal other assets. Upon review of the Company’s financial Disclosure reports pursuant to the OTC’s Alternative Reporting Standards, we are of the opinion that the Company, although previously a “shell” company, has not been a “shell” company since January 18, 2010 and it has filed its current public information for the preceding 12 months under the OTC’s Alternative Reporting Standards.

4.	Holding Period: Under Rule 144, if an issuer is not, or has not for the previous 90 days been subject to the reporting requirements of Section 13 and 15(d) of the Exchange Act, an affiliate of the issuer must show that the shares have been beneficially owned for at least one year in order for it to be cleared of the restriction as long as the issuer is current on its filings. Further, under Rule 144, the relevant holding period begins when the securities were beneficially owned, bought and fully paid for. After a review of the Company’s OTC

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filings, the Board of Directors resolutions and the information provided by the Company with respect to the Bruno Shares, it is clear that the Bruno Shares have been beneficially owned by Bruno since July 12, 2017.

In conclusion, we are of the opinion, that so long as Seller, or any person acting on his behalf, in the aggregate sells no more that 1% of the outstanding shares of the Company during any 90-day period, the Seller may sell the Bruno Shares and may be transferred by the Transfer Agent as unrestricted, free-trading stock.

This opinion is limited to the matters expressly set forth in this letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. In the event that any of the facts are different than those that have been furnished to us and upon which we have relied, the conclusions set forth above cannot be relied upon.

No opinion is rendered regarding the laws of any foreign jurisdiction nor are any opinions rendered regarding any federal or state law not specifically set forth herein. In reaching the conclusions expressed in this opinion, we have assumed the genuineness of all signatures and the authenticity, accuracy and completeness of the documents presented to us.

Respectfully submitted. Carrasquillo Law Group

By:

______________________________

  Rogelio J. Carrasquillo

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